                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Shelf Registration Statement on Form S-3 (No. 333-74661) and related prospectus for the registration of $2.5 billion of its common stock, debt securities and preferred stock and to the incorporation by reference therein of our reports dated: February 3, 1999, except for Note 23, as to which the date is February 24, 1999, with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation; January 29, 1999 with respect to the consolidated financial statements of Federal-Mogul Ignition Company (and the Cooper Automotive division of Cooper Industries, Inc., its predecessor); January 29, 1999 with respect to the consolidated financial statements of Federal-Mogul Products, Inc. (and the Moog Automotive division of Cooper Industries, Inc., its predecessor); and February 12, 1999 with respect to the financial statements of Federal-Mogul Aviation, Inc. (and Champion Aviation, Inc., a subsidiary of Cooper Industries, Inc., its predecessor), all of which are included in its Annual Report on Form 10-K for the year ended December 31, 1998; to the incorporation by reference therein of our report dated October 1, 1998, with respect to the combined financial statements of the Cooper Automotive and Moog Automotive Divisions of Cooper Industries, Inc. as of December 31, 1997 and 1996 and for the three years then ended, included in Federal-Mogul Corporation's Form 8-K/A dated November 24, 1998; and to the incorporation by reference therein of our report dated February 13, 1998 with respect to the financial statements of The Operating Businesses of the Fel-Pro Group included in Federal-Mogul Corporation's Form 8-K/A dated April 7, 1998, all filed with the Securities and Exchange Commission.



                                    /s/ Ernst & Young LLP


Detroit, Michigan
April 21, 1999